UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2019 (June 2, 2019)

Blackstone Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-213043	81-0696966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 583-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01. Entry Into a Material Definitive Agreement.

Blackstone Real Estate Income Trust Agrees to Acquire $5.3 Billion, 64 Million Square Foot Industrial Portfolio

On June 2, 2019, Blackstone Real Estate Income Trust, Inc. (the “Company”) entered into a Memorandum of Designation and Understanding (the “Designation Agreement”) to acquire a 64 million square foot income-oriented, high quality, 95% leased industrial portfolio (the “Portfolio”) in well-located, in-fill locations, as part of a larger 179 million square foot transaction described below. The Portfolio will be acquired from entities related to GLP Pte. Ltd. and other unaffiliated third parties (collectively, the “Seller”) for approximately $5.3 billion, excluding closing costs. The Portfolio consists of 316 industrial properties with 51% of aggregate square footage located in Dallas/Fort Worth, Chicago, Central Pennsylvania, Atlanta and Central Florida. Four of the top five markets in the Portfolio overlap with the Company’s current industrial portfolio.

The Company believes the Portfolio’s markets benefit from attractive fundamentals. Industrial vacancy across the Portfolio’s markets has continued to decline over the past six years and was just 5.2% as of March 31, 2019, while rents across the Portfolio’s markets have increased 6.1% year-over-year in the first quarter of 2019. The continued market rent growth in the Portfolio’s markets resulted in rents on new leases exceeding rents on expiring leases by 9% in the Portfolio during the first quarter of 2019. Construction of new supply in the Portfolio’s markets has averaged 2.1% of total stock over the past four years as compared to 2.2% of net industrial absorption.

The Portfolio is leased to 745 tenants including e-commerce and logistics companies such as Amazon, FedEx and DHL, as well as Starbucks, Wayfair and Whirlpool. As of May 20, 2019, the Portfolio had a 5-year weighted average lease life with no more than 17% of square footage expiring in a single year and no single tenant occupying 6% or more of the Portfolio’s aggregate square footage. The properties in the Portfolio face competition from similarly situated properties in and around their respective submarkets.

The following table provides an overview of the Portfolio:

			As of April 30, 2019
Submarket	Square Footage (in thousands)	Number of Properties	Occupancy	Average Effective Annual Base Rent Per Leased Square Foot(1)
Dallas/Fort Worth	9,035	32	94%	$3.85
Chicago	7,477	36	91%	$4.51
Central Pennsylvania	5,643	10	91%	$4.57
Atlanta	5,179	13	100%	$3.35
Central Florida	5,056	43	100%	$4.78
Columbus	3,827	15	93%	$3.10
Cincinnati	3,669	17	100%	$3.65
South Virginia	2,777	19	93%	$5.84
Denver	1,982	11	97%	$5.12
Las Vegas	1,942	3	100%	$4.97
Other	17,128	117	96%	$4.58

Total	63,715	316	95%	$4.32

(1)

Average effective annual base rent per leased square foot is determined from the annualized April 2019 base rent per leased square foot and excludes tenant recoveries, straight-line rent and above-below market lease amortization.

The acquisition of the Portfolio is expected to be funded through a combination of cash on hand (which primarily consists of proceeds from the Company’s ongoing public offering), the assumption of certain existing debt, and new property-level debt. The assumed existing debt is secured by properties in the Portfolio, has an outstanding balance of $695 million, a weighted-average fixed interest rate of 3.7%, and a weighted average maturity date of October 17,

2028. The assumed existing debt is interest only and subject to yield maintenance prepayment provisions. The Company has received a loan commitment from Deutsche Bank for $1.5 billion of new property-level debt which will consist of an approximately $1.15 billion fixed rate component and an approximately $350 million floating rate component. The fully extended term of the loan will be for seven years. The Company is negotiating additional property-level debt.

Pursuant to the terms of the Designation Agreement, the Company has been designated as the purchaser of the Portfolio. The Designation Agreement is being entered into between the Company and a special purpose wholly-owned subsidiary (the “Buyer”) of Blackstone Real Estate Partners funds, an affiliate of the Company’s sponsor. Under the terms of the Designation Agreement, the Company has agreed to, among other things, acquire the Portfolio and assume and timely perform its share of Buyer’s liabilities and obligations with respect to the Portfolio under the Transaction Agreement, dated as of June 2, 2019 (the “Transaction Agreement”), by and among the Seller, the Buyer and certain other parties. The Transaction Agreement provides for the sale of a portfolio of industrial assets, including the Portfolio, for an aggregate purchase price of approximately $18.7 billion excluding closing costs.

At the closing contemplated by the Transaction Agreement, the Company has agreed to pay the $5.3 billion purchase price allocable to the Portfolio under the Transaction Agreement. The Buyer has agreed to purchase the remaining opportunistic assets in the transaction at closing under the Transaction Agreement. The Buyer may not, without the Company’s consent, amend the Transaction Agreement as it affects (i) the Portfolio and (ii) the Company’s rights and obligations as the designated purchaser for the Portfolio under the Transaction Agreement. Upon a termination of the Transaction Agreement in certain circumstances, the Buyer will be required to pay the Seller a termination fee of $1.0 billion. Under the terms of the Designation Agreement, the Company has agreed to bear its ratable portion of this termination fee in the event actions of both the Buyer and the Company resulted in the termination fee becoming payable. However, if the actions of only one of the Buyer or the Company gave rise to the Buyer’s obligation to pay the termination fee, then that party will be responsible for the full termination fee. Under the Designation Agreement, the Buyer and the Company will share other transaction expenses ratably in accordance with their relative purchase prices under the Transaction Agreement, but any expenses that solely relate to the specific entities being acquired by the Buyer or the Company will be solely borne by that party. The Designation Agreement also provides for the allocation of certain other rights and responsibilities of the parties. The Company expects the closing of the acquisition of the Portfolio to occur in September or October 2019, subject to certain closing conditions. There is no assurance that the Company will close the acquisition of the Portfolio on the terms described above or at all.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s Registration Statement on Form S-11 (File No. 333-225566) and in the Company’s annual report on Form 10-K for the year ended December 31, 2018, as such factors may be updated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

Item 7.01. Regulation FD Disclosure.

A press release announcing the signing of the Transaction Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated June 2, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

Date: June 3, 2019	By:	/s/ Leon Volchyok
	Name:	Leon Volchyok
	Title:	Chief Legal Officer, Chief Compliance Officer and Secretary